Exhibit 10.1
FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 20, 2011 (this “Amendment”), is by and among USEC INC., a Delaware corporation (“Holdings”), UNITED STATES ENRICHMENT CORPORATION, a Delaware corporation (together with Holdings, the “Borrowers”), those Lenders under the Credit Agreement referred to below which are signatories to this Amendment, and JPMORGAN CHASE BANK, N.A., as Administrative and Collateral Agent (the “Administrative Agent”), and amends that certain Third Amended and Restated Credit Agreement dated as of October 8, 2010 (the “Existing Credit Agreement” and, as amended by this Amendment, the “Credit Agreement”), among the Borrowers, the Lenders party thereto, the Administrative Agent and the other financial institutions named therein as “agents”, “bookrunners” and “arrangers”.

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders amend certain provisions of the Existing Credit Agreement as more fully described herein; and

WHEREAS, the Administrative Agent and the Lenders party to this Amendment are willing to amend the Existing Credit Agreement as provided herein, all subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereto hereby agree as follows:

1. Capitalized Terms.  Capitalized terms used herein which are defined in the Existing Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2. Amendments to Existing Credit Agreement.  Subject to the satisfaction of the terms and conditions set forth in Section 4 hereof and in reliance on the representations set forth in Section 3 hereof, the Existing Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the defined term “ACP Expenditure Reduction Period” in its entirety and replacing such defined term with the following new defined term:

“ACP Expenditure Reduction Period” has the meaning assigned to such term in Section 6.11 hereof.

(b) Section 5.01 of the Existing Credit Agreement is hereby amended by deleting clause (c) of Section  5.01 in its entirety and replacing such clause with the following new clause (c):

“(c)           if, at any time, Availability shall fall below an amount equal to $100,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $100,000,000, within thirty (30) days after the end of each calendar month, unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month, together with the related unaudited consolidated statements of income for such month and the portion of Holdings’ fiscal year ended at the end of such month and the related consolidated statements of cash flows and consolidated changes in shareholders’ equity for the portion of Holdings’ fiscal year ended at the end of such month and, in comparative form, the corresponding financial information as at the end of, and for, the corresponding month of Holdings’ prior fiscal year and the portion of Holdings’ prior fiscal year ended at the end of such corresponding month, in each case certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries as at the date of, and for the periods covered by, such financial statements, in accordance with GAAP consistently applied (except for the absence of footnotes and subject to year-end adjustments), in each case subject to normal year-end audit adjustments;”

(c) Section 5.01 of the Existing Credit Agreement is hereby further amended by deleting clause (g) of Section 5.01 in its entirety and replacing such clause with the following new clause (g):

“(g)           within fifteen (15) Business Days after the end of each calendar month (or, if, at any time, Availability shall fall below an amount equal to $100,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $100,000,000, with such greater frequency as the Administrative Agent shall request, in its Permitted Discretion), (i) a certificate substantially in the form of Exhibit 5.01(g) hereto (a “Borrowing Base Certificate”) executed by a Financial Officer of the Borrowers demonstrating compliance as at the end of each month (or as of the end of such more frequent period, as applicable) with the Availability requirements, which shall include a Borrowing Base calculation, inventory designation, an inventory reconciliation delineating Credit Party owned inventory versus Customer owned inventory (to the extent included in the determination of the Borrowing Base or any reserves with respect thereto), and (ii) an aging schedule of Receivables and a report showing debit and credit adjustments to Receivables, a reconciliation of Receivables aging to the general ledger, accounts payable listing and reconciliation of accounts payable listing to the general ledger, a detailed list of customer liabilities and deferred revenue accounts, a detailed inventory report, detailed credit insurance coverage by Customer and binding order backlog information, in each case in form and detail satisfactory to the Administrative Agent in its Permitted Discretion; provided that in the event that such Borrowing Base Certificates and reports described in clauses (i) and (ii) above are required more frequently than monthly, inventory data will not be required to be reported more frequently than monthly;”

    (d) Section 5.04 of the Existing Credit Agreement is hereby amended by deleting Section 5.04 in its entirety and replacing such Section with the following new Section 5.04:

“SECTION 5.04                                Inspection of Property, Books and Records.  The Borrowers will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account reflecting their business and activities; and will permit, and will cause each Restricted Subsidiary to permit, upon reasonable notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all during normal business hours and as often as may reasonably be desired (but not so as to materially interfere with the business of the Borrowers or any of their Restricted Subsidiaries); provided that the Borrowers may, at their option, have one or more employees or representatives present at any such inspection, examination or discussion; provided, further, that each of the foregoing shall be subject to compliance with applicable laws and the Borrowers and their Restricted Subsidiaries shall not be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements.  At the Borrowers’ expense, the Administrative Agent (a) shall have the right to audit, up to two times each fiscal year (provided that (x) if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to conduct audits as often as the Administrative Agent may request in the exercise of its Permitted Discretion and (y) if Availability shall fall below an amount equal to $100,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $100,000,000, the Administrative Agent shall have the right to conduct audits as often as the Administrative Agent may request in the exercise of its Permitted Discretion), the existence and condition of the Collateral and to review compliance with the Financing Documents, (b) shall have the right to retain an inventory appraiser to appraise the inventory Collateral once each fiscal year (provided that, if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to retain appraisers to appraise the inventory Collateral as often as the Administrative Agent may request in the exercise of its Permitted Discretion) and (c) shall have the right to obtain independent reports regarding the uranium markets, including, spot market value information.  The Borrowers will enter into agreements (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion) with the Administrative Agent and PriceWaterhouseCoopers LLP (or such other nationally recognized independent public accounting firm as may be selected by the Borrowers and which is reasonably satisfactory to the Administrative Agent in its Permitted Discretion) providing annual verifications of Customer account balances and inventory counts in a manner reasonably satisfactory to the Administrative Agent.”

    (e) Section 6.09 of the Existing Credit Agreement is hereby amended by deleting Section 6.09 in its entirety and replacing such Section with the following new Section 6.09:

“SECTION 6.09                                Minimum Availability.  The Borrowers shall not permit Availability at any time to be less than the sum of (a) the Minimum Availability Amount plus (b) $17,500,000.”

    (f) Section 6.10 of the Existing Credit Agreement is hereby amended by deleting Section 6.10 in its entirety and replacing such Section with the following new Section 6.10:

“SECTION 6.10                                Fixed Charge Coverage.  If, at any time, Availability shall fall below $100,000,000, then during the period commencing on the first Business Day on which Availability fell below $100,000,000 and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $100,000,000 (the “Fixed Charge Applicable Period”), the Borrowers shall not permit the Fixed Charge Coverage Ratio as of the end of each fiscal quarter during the Fixed Charge Applicable Period to be less than 1.00 to 1.00 for the period of four consecutive fiscal quarters most recently ended; provided, however, that

(a)           if at any time during the Fixed Charge Applicable Period the Borrowers are required to provide monthly financial statements to the Lenders pursuant to Section 5.01(c), the Fixed Charge Coverage Ratio shall be calculated at the end of each calendar month for the period of twelve consecutive months then most recently ended; and

(b)           a breach of the Fixed Charge Coverage Ratio when so tested during a Fixed Charge Applicable Period shall not be cured by a subsequent increase of Availability above the applicable limit set forth above.”

    (g) Section 6.11 of the Existing Credit Agreement is hereby amended by deleting Section 6.11 in its entirety and replacing such Section with the following new Section 6.11:

“SECTION 6.11                                ACP Expenditures.  Notwithstanding anything to the contrary set forth in this Agreement:

(a)           if Availability shall fall below (or, after giving pro forma effect to any ACP Expenditure and the financing thereof, would fall below) an amount equal $100,000,000, then during the period commencing on the first Business Day on which Availability fell below $100,000,000 and continuing until the sixtieth (60th) consecutive day on which Availability exceeds $100,000,000 (each such period, an “ACP Expenditure Reduction Period”), the Borrowers (i) shall not permit (A) the aggregate amount of ACP Expenditures (other than ACP Expenditures made with ACP Specified Grant Proceeds) made in any calendar month during any ACP Expenditure Reduction Period to exceed $5,000,000 and (B) the aggregate amount of all ACP Expenditures (other than ACP Expenditures made with ACP Specified Grant Proceeds) made during any ACP Expenditure Reduction Period to exceed $25,000,000, and (ii) shall provide a written certification to the Administrative Agent and the Lenders of the use and purpose of all such ACP Expenditures in reasonable detail during each ACP Expenditure Reduction Period; and

(b)           the Borrowers shall not make any ACP Expenditures (other than ACP Expenditures made with ACP Specified Grant Proceeds) if an Event of Default has occurred and is continuing or would result therefrom.

For the avoidance of doubt, the parties hereto acknowledge and agree that nothing in this Section 6.11 or in any other provision of any Financing Document shall restrict the ability of the Credit Parties and their Restricted Subsidiaries to transfer, contribute, spend, invest or otherwise dispose of ACP Specified Grant Proceeds for activities related to the American Centrifuge Project.”

(h) Section 9.03 of the Existing Credit Agreement is hereby amended by deleting clause (a)(ii) from Section 9.03 in its entirety and replacing such clause with the following new clause (a)(ii):

“(ii)           field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination; provided that that up to two field examinations will be conducted each year unless (x) a Default or Event of Default shall have occurred and be continuing (in which case there shall be no limitation on the number or frequency of field examinations) or (y) Availability shall fall below an amount equal to $100,000,000 (in which case, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $100,000,000, there shall be no limitation on the number or frequency of field examinations);”

    (i) Exhibit 5.01(d) of the Existing Credit Agreement is hereby amended by deleting the existing form of “Schedule A to Compliance Certificate” attached to Exhibit 5.01(d) in its entirety and replacing such existing form of “Schedule A to Compliance Certificate” with the new form of “Schedule A to Compliance Certificate” attached to this Amendment.

3. No Default; Representations and Warranties, etc.  Each of the Borrowers represents and warrants to the Lenders and the Administrative Agent that as of the date hereof (a) the representations and warranties of the Credit Parties contained in Article III of the Existing Credit Agreement are true and correct in all material respects as of the date hereof as if made on such date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date); (b) the Borrowers are in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement and the other Financing Documents to be observed or performed by them thereunder; (c) no Default or Event of Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary corporate and, if required, shareholder action on the part of the Borrowers, (ii) will not violate any applicable law or regulation applicable to the Borrowers (except as would not reasonably be expected to have a Material Adverse Effect) or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets (except as would not reasonably be expected to have a Material Adverse Effect) and (iv) do not require any consent, waiver or approval of or by any Person (other than the Administrative Agent and the Lenders) which has not been obtained.

4. Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon the satisfaction of the following conditions precedent:

(a) Counterparts of Amendment:  The Administrative Agent shall have received a counterpart of this Amendment signed on behalf of the Borrowers and the Required Lenders and a counterpart of the Ratification of Guarantee attached hereto signed on behalf of NAC International Inc., as Guarantor (which counterparts may be delivered by telecopy or electronic transmission of a pdf of a signed signature page to this Amendment or such Ratification of Guarantee, as applicable).

(b)           First Amendment Fees:  The Borrowers shall have paid the fees required to be paid by the Borrowers pursuant to that certain First Amendment Fee Letter dated June 9, 2011 among the Borrowers and the Administrative Agent.

5. Miscellaneous.

(a) The Borrowers, the Lenders and the Administrative Agent hereby ratify and confirm the terms and provisions of the Credit Agreement and the other Financing Documents and agree that, except to the extent specifically amended hereby, the Credit Agreement, the other Financing Documents and all related documents shall remain in full force and effect.  Nothing contained herein shall constitute a waiver of any provision of the Financing Documents.

(b) The Borrowers agree to pay all reasonable and documented expenses, including legal fees and disbursements, incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated thereby.

(c) This Amendment may be executed in any number of counterparts (including by way of facsimile transmission), each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

(d) This Amendment shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[End of Text; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

USEC INC.

By           /s/ John C. Barpoulis

Name: John C. Barpoulis

Title:   Sr. VP and CFO

UNITED STATES ENRICHMENT CORPORATION

By           /s/ John C. Barpoulis

Name: John C. Barpoulis

Title:   Sr. VP and CFO

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative and Collateral Agent

By:           /s/ Dan Bueno

Name: Dan Bueno

Title:  Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A., as Revolving Lender

By:           /s/ Dan Bueno

Name: Dan Bueno

Title:   Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as Revolving Lender

By:           /s/ Sean Spring

Name: Sean Spring

Title:   Vice President

UBS LOAN FINANCE LLC, as Revolving Lender

By:          /s/ Irja R. Otsa                                       /s/ Mary E. Evans

Name: Irja R. Otsa                                                Mary E. Evans

Title:   Associate Director                                   Associate Director

Banking Products                                  Banking Products

Services, US                                            Services, US

ALLY COMMERCIAL FINANCE LLC, as Revolving Lender

By:           /s/ W. Wakefield Smith

Name: W. Wakefield Smith

Title:   Senior Director

NEW ALLIANCE BANK, as Revolving Lender

By:           /s/ Michael Schwartz

Name: Michael Schwartz

Title:   VP, ABL Sr. Portfolio Manager

JPMORGAN CHASE BANK, N.A., as Term Lender

By:           /s/ Dan Bueno

Name: Dan Bueno

Title:   Vice President

FOOTHILL CLO I, LTD., as Term Lender

By:  The Foothill Group, Inc.,

       as attorney-in-fact

By:           /s/ Dennis Ascher

Name: Dennis Ascher

Title:   Managing Director

HIGHBRIDGE SENIOR LOAN HOLDINGS, L.P., as Term Lender

By:  Highbridge Principal Strategies, LLC, its Investment Manager

By:           /s/ Kevin Griffin

Name: Kevin Griffin

Title:   Managing Director

HIGHBRIDGE PRINCIPAL STRATEGIES-SENIOR LOAN FUND II, L.P., as Term Lender

By:  Highbridge Principal Strategies, LLC, its Investment Manager

By:           /s/ Kevin Griffin

Name: Kevin Griffin

Title:   Managing Director

CONTINENTAL CASUALTY COMPANY, as Term Lender

By:           /s/ Edward J. Lavin

Name: Edward J. Lavin

Title:   Assistant Vice President

UNITED INSURANCE COMPANY OF AMERICA, as Term Lender

By:           /s/ John M. Boschelli

Name: John M. Boschelli

Title:   Assistant Treasurer

New Form of
“Schedule A to Compliance Certificate”

SCHEDULE A TO COMPLIANCE CERTIFICATE
Financial Covenant Compliance Calculations for the [calendar month][fiscal quarter][fiscal year] ended [ ]
I. Availability - Section 6.09
Minimum Availability required by Credit Agreement:
The sum of (a) the greater of (i) 10% of the sum of (A) aggregate Revolving Commitments of the Revolving Lenders plus (B) outstanding Term Loans and (ii) $32,500,000 plus (b) $17,500,000			$ -
Actual Availability:
A.	The lesser of:
i.	The sum of aggregate Revolving Commitments of the Revolving Lenders plus outstanding Term Loans	$ -
ii.	Borrowing Base (per Certificate dated [ ])	$ -
iii.	Lesser of A(i) and A(ii)	$ -
B.	The sum of:
i.	Unpaid principal balance of Revolving Loans and Swingline Loans	$ -
ii.	plusunpaid principal balance of Term Loans
iii.	plus accrued interest and accrued and unpaid fees and expenses	$ -
iv.	plus LC Exposure	$ -
v.	minus aggregate undrawn amount of outstanding Letters of Credit that have been cash collateralized	$ -
vi.	The sum of Lines B(i) through B(vi)	$ -

Actual Availability (Line A(iii) - Line B(vi))			$ -
In compliance			Yes/No
II. Fixed Charge Coverage Ratio - Section 6.10 1
Tested When Fixed Charge Applicable Period is in effect, i.e., the period commencing on the first Business Day on which Availability falls below $100,000,000 and continuing until the 90th consecutive day on which Availability exceeds $100,000,000

Fixed Charge Applicable Period in effect			Yes/No
If Fixed Charge Applicable Period is in effect, then minimum Fixed Charge Coverage Ratio required by Credit Agreement			1.00 to 1.00
Actual Fixed Charge Coverage Ratio
A.	Calculation of Consolidated EBITDA 2
i.	Net Income	$ -
ii.	plus Interest Expense	$ -
iii.	plus income tax expense	$ -
iv.	plus depreciation	$ -
v.	plus amortization of intangible assets	$ -
vi.	plus write-down of intangible assets that consist of goodwill	$ -
vii.	plus cash and non-cash extraordinary expenses or non-operating expenses & losses 3	$ -
viii.	plus non-recurring cash closing costs	$ -
ix.	plus ACP Expenditures to the extent (A) set forth on Schedule 1.03 to the Credit Agreement with respect to any period prior to the Effective Date or (B) permitted by Section 6.11 with respect to any period on or after the Effective Date	$ -
x.	minus Cash and non-cash extraordinary or non-operating income & gains	$ -
xi.	Consolidated EBITDA		$ -
B.	Non-Financed Capital Expenditures 2
i.	Aggregate amount of Capital Expenditures (other than ACP Expenditures to the extent (i) set forth on Schedule 1.03 to the Credit Agreement with respect to any period prior to the Effective Date or (ii) permitted by Section 6.11 with respect to any period on or after the Effective Date)	$ -
ii.	minus aggregate amount of proceeds from issuance of Equity Interests and incurrence of Funded Indebtedness (excluding proceeds of Loans and Letters of Credit and any proceeds from issuance of Equity Interests of Holdings invested or designated for investment in the ACP Companies) used to finance any Capital Expenditures	$ -
iii.	Non-Financed Capital Expenditures		$ -
C.	Calculation of Fixed Charges: 4
i.	Principal payments on Funded Indebtedness (other than the Revolving Loans) (whether regularly scheduled payments, prepayments or otherwise) but excluding payments or prepayments made in connection with the refinancing of such Indebtedness	$ -
ii.	plus Cash Interest Expense in respect of Funded Indebtedness	$ -
iii.	plus income taxes paid in cash	$ -
iv.	plus dividends and distributions paid in cash by Holdings	$ -
v.	plus payments made in respect of Capital Lease Obligations	$ -
vi.	Fixed Charges		$ -

	Actual Fixed Charge Coverage Ratio ((Line A(xi) - Line B(iii))/Line C(vi))		to 1.00
In compliance			Yes/No

1 Calculated for the period of four consecutive fiscal quarters most recently ended or, if at a time when monthly financial statements are required to be delivered pursuant to Section 5.01(c), for the period of twelve consecutive months then most recently ended.

2 Calculated with respect to Holdings and its Subsidiaries, but with respect to Holdings and its Restricted Subsidiaries from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations, or (2) the first day of the first period for which Borrowers are required to deliver the financial statements pursuant to Section 5.01(h) of the Credit Agreement.

3 Such cash items added back to Net Income for purposes of this calculation shall not exceed $10,000,000 for any twelve (12) month period, except that during the twelve (12) month period in which the Borrowers cease enrichment operations at the Paducah facility in connection with the transfer of operations to the new American Centrifuge Facility, all such cash items added back to Net Income for purposes of this calculation shall not exceed $17,500,000.

4 Calculated with respect to Holdings and its Subsidiaries, but with respect to Holdings and its Restricted Subsidiaries (other than Item C(iii)) from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations, or (2) the first day of the first period for which Borrowers are required to deliver the financial statements pursuant to Section 5.01(h) of the Credit Agreement.

III. ACP Expenditures - Section 6.11
Tested When an ACP Expenditure Reduction Period is in effect, i.e., the period commencing on the first Business Day on which Availability falls below $100,000,000 and continuing until the 60th consecutive day on which Availability exceeds $100,000,000

Monthly Aggregate ACP Expenditures
Maximum permitted in any calendar month during an ACP Expenditure Reduction Period ($5,000,000)			$ -
Highest actual ACP Expenditures 5 for any calendar month during such ACP Expenditure Reduction Period			$ -
In compliance			Yes/No
Aggregate ACP Expenditures
Maximum aggregate ACP Expenditures permitted during any ACP Expenditure Reduction Period ($25,000,000)			$ -
Actual aggregate ACP Expenditures 5 made during such ACP Expenditure Reduction Period			$ -
In compliance			Yes/No

5 ACP Specified Grant Proceeds and ACP Expenditures made with ACP Specified Grant Proceeds are disregarded and do not constitute ACP Expenditures for purposes of the calculation of ACP Expenditures under Section 6.11 of the Credit Agreement

RATIFICATION OF GUARANTEE

The undersigned Guarantor hereby acknowledges and consents to the foregoing First Amendment to Third Amended and Restated Credit Agreement (the “First Amendment”) among USEC Inc. (“Holdings”), United States Enrichment Corporation (together with Holdings, the “Borrowers”), those Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent”), confirms that the obligations of the Borrowers under the Credit Agreement (as such term is defined in the First Amendment) constitute “Guaranteed Obligations” guarantied by and entitled to the benefits of the Third Amended and Restated Guarantee dated as of October 8, 2010 executed and delivered by the Guarantor (the “Guarantee”), agrees that the Guarantee remains in full force and effect and ratifies and confirms all of its obligations thereunder.  Capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Guarantee.

GUARANTOR:

NAC INTERNATIONAL INC.

By:           /s/ Kent S. Cole
Name: Kent S. Cole
Title:   President